As filed with the Securities and Exchange Commission on December 13, 1996

                                                      Registration No. 333-
                                                                           -----

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Allied Capital Advisers, Inc.
             (Exact name of registrant as specified in its charter)

          Maryland                                           52-0812307
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

       1666 K Street, N.W.
         Washington, D.C.                                20006
---------------------------------            ----------------------------
(Address of principal executive offices)          (Zip Code)

           Allied Capital Advisers, Inc. Incentive Stock Option Plan
                            (Full title of the plan)

                                David Gladstone
                              1666 K Street, N.W.
                             Washington, D.C. 20006
                    (Name and address of agent for service)
                                 (202) 331-1112
         (Telephone number, including area code, of agent for service)

                        Calculation of Registration Fee

=====================================================================================================
                                           Proposed          Proposed Maximum
       Title of         Amount to           Maximum              Aggregate            Amount of
    Securitiesto be         be        Offering Price Per       Offering Price     Registration Fee
      Registered        Registered           Unit
-----------------------------------------------------------------------------------------------------
 common stock           1,999,580           $5.5625             $11,122,663.75*        $3,370.50
=====================================================================================================

*Included solely for the purpose of calculating the registration fee. Such estimate has been calculated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933 and are based upon the average of the high and low price per share of Allied Capital Advisers, Inc. Common Stock on the Nasdaq National Market System on December 10, 1996.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

PROSPECTUS
                                1,844,852 SHARES

                         ALLIED CAPITAL ADVISERS, INC.

                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)

      Allied Capital Advisers, Inc., a Maryland corporation ("Advisers" or the "Company"), is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). Its principal business is acting as investment adviser to public and private investment companies and real estate investment trusts that specialize in investing in, and lending to, small businesses. The Company's principal office is located at 1666 K Street, N.W., Suite 901, Washington, D.C. 20006. Its telephone number is (202) 331-1112.

      The 1,844,852 shares of Advisers common stock (the "Shares") covered by this Prospectus have been or will be acquired upon exercise of options granted under the Allied Capital Advisers, Inc. Incentive Stock Option Plan (the "Plan") and may be offered for sale on behalf of the stockholders named herein (the "Selling Stockholders") from time to time on any securities exchange on which the Company's shares are listed, in the over-the-counter market or otherwise at market prices and on terms then prevailing, in negotiated transactions at prices then obtainable, or otherwise. Shares may be sold in regular brokerage transactions or may be sold directly to brokers, dealers and others buying for their own account. Advisers common stock is listed on the Nasdaq National Market under the symbol "ALLA."

      FOR A DISCUSSION OF THE RISKS RELATING TO AN INVESTMENT IN THE SHARES, SEE "INVESTMENT CONSIDERATIONS."

      Although the Company has received or will receive proceeds from the exercise of options granted under the Plan, the Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The expenses of preparing this Prospectus are being paid by the Company, but brokerage fees and other expenses of sales hereunder will be borne by the appropriate Selling Stockholders.

      Certain of the persons who sell or distribute securities covered by this Prospectus may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "1933 Act"). It is expected that the securities offered hereby will be available for sale from time to time commencing on or about December 13, 1996.

      No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom or from whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the information contained herein since the date hereof.

                                ---------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is December 13, 1996

                               TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Investment Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
The Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Determination of Offering Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Incorporation of Certain Documents By Reference . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Indemnification of Officers and Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). All reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices:
Midwest Regional Office: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Northeast Regional Office: 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained free of charge by accessing the EDGAR archives at the Commission's Internet home page at www.sec.gov. They may also be obtained from the Commission at the prescribed rates by mailing a request to: Public Reference Branch, Securities and Exchange Commission, Washington, D.C. 20549.

         The Company's common stock is listed on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

         Certain documents filed with the Commission are incorporated by reference in this Prospectus. The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner of Advisers common stock, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to any documents incorporated by reference, unless such exhibits have specifically been incorporated by reference), but not delivered with it. Such requests should be made to Suzanne Sparrow, Allied Capital Advisers, Inc., 1666 K Street N.W., 9th Floor, Washington, D.C. 20006 (telephone: (202) 331-1112).


                           INVESTMENT CONSIDERATIONS

         LIMITED OPERATING HISTORY AS AN INDEPENDENT COMPANY. Until December 31, 1990, the Company operated as a wholly owned subsidiary and, in effect, a division of Allied Capital Corporation ("Allied I"). On December 31, 1990, pursuant to the terms of certain exemptive relief granted by the Commission to the Company and Allied I, all of the shares of the Company were distributed to the shareholders of Allied I on a one-for-one basis. At the time of that distribution, the Company did not have any substantial tangible assets or net worth and had approximately $259 million under management. Since that distribution, the Company has increased its total assets under management by 192% to approximately $755 million (as of September 30, 1996) and has been profitable during every year of its operations, except for the year ended December 31, 1992, in which the Company reported a net loss of approximately $0.07 per share. Such loss was largely the result of the foregone investment management fees waived that year for Allied Capital Commercial Corporation ("Allied Commercial"), a fund organized by

Advisers in 1992 for which Advisers agreed to waive the investment management fee for its first six months of operations. Although the Company generally has been profitable during the early stages of its operations, there can be no assurance that the Company will continue to be profitable or that its assets under management will increase in the future.

         DEPENDENCE ON MANAGEMENT. The Company believes that the past performance of its advisee companies is attributable largely to the experience and ability of David Gladstone, its Chairman and Chief Executive Officer, who has been associated with Allied I since 1974. With respect to the more recent performance of its advisee companies, the Company has depended increasingly on the efforts of its senior executive officers, including Katherine E. Marien, John M. Scheurer and G. Cabell Williams, III. In addition, the Company relies increasingly on the significant contributions of its President, Joan M. Sweeney. While the Company's officers spend all their available work hours in activities for the Company and its advisee companies, the Company does not have employment contracts with any of its officers. The loss of one or more of these officers could have a material adverse effect on the Company's future performance. The Company carries insurance to the extent of $1 million on the life of Mr. Gladstone.

         MARKET FOR SHARES. Prior to August 1995, the Company's shares were listed on Nasdaq's Small-Cap Market. Since that date, however, the Company's shares have been quoted on Nasdaq's National Market. As of November 1, 1996, the Company had approximately ten market makers. There can be no assurance that market makers will continue to make a market in the Company's stock or that the Company's shares will continue to be listed on the Nasdaq National Market.

         DEPENDENCE ON ADVISORY FEES. The prices at which the Company's outstanding shares have been quoted in the over-the-counter market or at which the Shares offered hereby are being offered do not necessarily bear a direct relationship to the Company's net worth or historical earnings. Such prices may be based on anticipated revenues that the Company is expected to earn from fees payable under its advisory and management agreements. Such fees, however, are based on the value and composition from time to time of the advisee companies' assets. The value of such assets are subject to fluctuations based on investment performance and the accounting treatment relating to certain investments; the composition of such assets will change depending upon the Company's ability to invest assets in accordance with the advisee company's investment objective. Moreover, because most of the advisee companies are closed-end investment companies or real estate investment trusts, increases in asset size of such companies (other than performance-related increases) generally occur only when such companies make offerings of debt or equity securities. For a variety of reasons, there can be no guarantee that such companies will make such offerings or, if made, that such offerings will raise a sufficient amount of capital to allow the Company to benefit from economies of scale. In addition, the agreements themselves are subject to periodic reapproval or renegotiation and to termination at any time on short notice by the advisee companies' board of directors or shareholders, in the case of Allied Capital Corporation, Allied Capital Corporation II, and Allied Capital Lending Corporation, and under certain circumstances by the limited partners, in the case of Allied Venture and Allied Technology, or by the shareholders in the case of Allied Capital Commercial Corporation and Business Mortgage Investors, Inc. There can be no assurance that such agreements will remain in effect, although the Company has no reason to believe that any such agreement is likely to be terminated in the foreseeable future.

         NATURE OF INVESTMENTS. The portfolios of the Company's advisee companies consist primarily of securities issued by small and developing, privately held companies. There is generally little or no publicly available information about such companies. Typically, such companies depend for their success on the management talents and efforts of one person or a small group of persons, so that the death, disability or resignation of such person or persons could have a materially adverse impact on them. Moreover, small companies frequently have narrower product lines and smaller market shares than larger companies and therefore may be more vulnerable to competitors' actions and market conditions, as well as general economic downturns. Because these companies will generally have highly leveraged capital structures, reduced cash flow resulting from an adverse competitive development, shift in customer preferences or an economic downturn may adversely affect the return on, or the recovery of, the Company's investment in them. Investment in such companies, therefore, involves a high degree of business and financial risk, which could result in substantial losses and should therefore be considered speculative. Accordingly, any loss in assets by the Company's investment advisee companies could adversely affect the Company's ability to generate revenue, or continue to increase assets under management.

         COMPETITION. The asset management industry is highly competitive and, having relatively few barriers to entry, continues to attract new competitors. As a result, the Company must compete with thousands of other institutions, including banks, insurance companies and registered investment advisers, when attempting to attract new investment dollars to manage. Many of these competitors have more assets under management and greater resources (e.g., more advisory personnel) than the Company, which may make it easier for such competitors to take advantage of investment opportunities as they arise. Moreover, many of the Company's competitors have greater access to public investors (and, correspondingly, to assets to manage) because such competitors advise open-end investment companies that are engaged in continuous offerings of securities; in contrast, the Company to date has attracted new investment dollars only through periodic offerings of securities by the entities advised by the Company or through borrowings under various lines of credit available to such entities. While this factor insulates the Company from decreases in asset size and certain liquidity needs related to redemptions of investment company shares, the Company may not be able to benefit from economies of scale resulting from increases in asset size to the same extent that certain of its competitors may be. In addition, while the Company believes that its focus on investments in small businesses sets it apart from most other investment advisers, there can be no assurance that its investment strategies will be successful or that public investors will continue to invest in that market sector.

         LIQUIDITY OF INVESTMENTS. All of the companies managed or advised by Advisers are engaged in various aspects of making loans to, or investments in, small businesses. These loans and investments are generally made in a large number of relatively small, individually structured transactions. As a result, such loans and investments are relatively illiquid. Thus, there can be no guarantee that the Company will be able to lock in profits, or avoid losses, on the investments made by the companies it advises, which could affect both the performance of the companies advised or managed by Advisers and the fees it receives.

         PERSONNEL-INTENSIVE BUSINESS. The Company's activities are highly personnel-intensive and opportunities for economies of scale are limited. As discussed above, loans and investments are generally made in a large number of relatively small, individually structured transactions. Once a loan or investment has been made, it must be carefully monitored on a continuing basis until final realization or disposition. In particular, during difficult periods in the economy, additional work may be required to assist portfolio companies in the management of their businesses, to assist in the restructuring of loans made to such companies and to take other steps to preserve value for the investing entity's shareholders, which may require the addition of more personnel without any immediately realizable financial benefit to the Company. Similarly, increases in funds under management, which may require immediate additions to personnel, generally do not result in commensurate immediate increases in fee revenue because of the structure of the Company's investment advisory and management agreements, under which fees on uninvested assets are relatively modest and rise to a profitable level only after funds become invested in accordance with the several portfolios' investment objectives.

         REGULATION. The Company is registered with the Commission as an investment adviser under the Advisers Act and is subject to the reporting requirements of the 1934 Act. In addition, certain of the companies for which the Company acts as investment adviser are registered with the Commission under the Investment Company Act of 1940, as amended (the "1940 Act") and have elected to be regulated as business development companies; another is operated as a real estate investment trust ("REIT"). Each of the foregoing companies are also subject to the reporting requirements of the 1934 Act. The shares of the Company and of certain of the entities advised or managed by the Company are qualified for sale in various states. As a result, virtually all aspects of the Company's investment advisory activities, and the operation of the investment companies advised by the Company, are subject to various federal and state laws and regulations. These laws and regulations are primarily intended to benefit investment advisory and investment company shareholders and generally grant broad administrative powers to supervisory agencies, including the ability to limit or restrict the carrying on of business for failure to comply with such laws and regulations. While the Company closely monitors compliance with applicable laws and regulations and believes that it and the entities it manages or advises are in compliance with such laws and regulations, in the event the Company is found to have violated any such laws or regulations, the possible sanctions which may be imposed include the suspension of individual employees, limitations on the activities in which the investment adviser may engage, suspension or revocation of the investment adviser's registration as an adviser, censure and fines.

         SBA REGULATION. The business of one of the Company's investment advisee companies, Allied Lending, is largely dependent upon two government-sponsored, SBA-administered Loan Programs, the Section 7(a) Loan Program and the Section 504 Loan Program. The Section 7(a) and 504 Loan Programs are regulated by the SBA pursuant to laws passed by Congress. There is no assurance that the government appropriations for these programs or for the
operations of the SBA will be continued.   In addition, two of the Company's
investment advisee companies, Allied I and Allied II, have subsidiaries that are SBA-licensed small business investment companies (SBICs) and specialized small business investment companies (SSBICs), and as such rely on SBA funding for a portion of their leverage capital. There is no assurance that the government appropriations for these programs will be continued, or that such funding will be available in the future. These programs are subject to changes in law or regulation at any time, which changes could have an adverse impact on the investment advisee companies' operations with regard to these programs, and any such adverse impacts could materially affect the Company's ability to generate additional investment advisory revenue from such investment advisee companies.

         GRADUATED FEES. Under its investment advisory or management agreements with its existing advisee companies, the Company is, and under its anticipated agreements with future entities expects to be, entitled to receive investment advisory or management fees generally at the rate of 2.5% per annum on the value of the respective entity's "invested assets"; with respect to one advisee company, Allied Commercial, Advisers has agreed to receive fees ranging from 1% to 3.5% per annum on certain of its invested assets, subject to a quarterly cap, at the rate of 2.5% per annum. With respect to such entities' cash and cash equivalents ("interim investments"), fees are receivable at substantially lower levels, generally at the rate of 0.5% per annum. "Invested assets" means investments made in accordance with the respective entity's investment objectives, such as investments made in, and loans made to, small business concerns, in the case of Allied I, Allied II, and Allied Lending, and acquired mortgage loans to small businesses in the case of Allied Commercial and BMI. When an entity is first organized, its assets are usually comprised entirely of interim investments and cash and it may take several years before such cash and the proceeds of such interim investments can be invested predominantly in invested assets. Achieving investment in invested assets requires substantial effort and expense on the part of the Company, for which the Company is not adequately compensated until such investment is actually achieved. The foregoing fee structures were in place as of November 1, 1996. There can be no assurance that, in the case of one or the other of the entities for which the Company currently acts or in the future may act as investment adviser or manager, this type of fee structure will be used or retained, substantially full investment in invested assets will ever be achieved or, if it is achieved, that the value of such assets will not decline, or that the 2.5% per annum fee thereon (or any other applicable fee) will not be renegotiated downward.

         CONFLICTS OF INTEREST. Under the 1940 Act, the Company has a fiduciary duty with respect to the receipt of compensation for services that the Company may charge to the investment companies for which it acts as investment adviser and may be deemed to have a similar duty to the other companies that it manages. Accordingly, in advising the board of directors of the entities advised or managed by the Company (a majority of the members of which is independent of the Company) as to the desirability of making or disposing of loans or investments, the officers of the Company who are also directors of the managed entities are required to put the interests of such entities ahead of the Company's interest in collecting fees.


                                  THE OFFERING

         This Prospectus is intended for use in connection with resales of the Shares by the Selling Stockholders, some of whom may be considered "affiliates" of the Company (as that term is defined in rules of the Commission). The 1,844,852 Shares covered by this Prospectus include: (i) 192,425 shares of Advisers common stock previously issued to certain officers and directors of the Company upon exercise of stock options granted under the Allied Capital Advisers, Inc. Incentive Stock Option Plan (the "Plan"); and (ii) 1,652,427 shares of common stock that may be issued to certain officers and directors of the Company upon exercise of stock options granted under the Plan. The Shares already issued under the Plan were issued in reliance upon exemptions from registration under the 1933 Act for private transactions. Certain of those Shares were subsequently resold to certain of the Selling Stockholders. The Shares that may be issued in the future upon the exercise of options granted under the Plan are being simultaneously registered with the Commission on Form S-8. As described below, use of this Prospectus is not the exclusive way Shares may be resold by Selling Stockholders.

         The Shares covered by this Prospectus may be sold from time to time by the Selling Stockholders on any securities exchange on which the Shares are listed, in the over-the-counter market or otherwise, at market prices and on terms then prevailing or in negotiated transactions at prices then obtainable, or otherwise. Shares may be sold in regular brokerage transactions or may be sold directly to brokers, dealers and others buying for their own accounts. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the 1933 Act ("Rule 144") may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Stockholders also may pledge the shares registered hereunder to a broker, dealer or other entity, and upon a default the broker, dealer or other entity may effect sales of the pledged shares pursuant to Rule 144.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers, dealers and any other participating in the resales of the Shares may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the 1933 Act.

         All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Shares by the Selling Stockholders will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the 1933 Act.

                             SELLING STOCKHOLDERS
The following table sets forth certain information with respect to the Selling Stockholders, the number of shares of the Company's common stock beneficially owned by each on September 30, 1996 and the number of shares of Company's common stock which may be acquired upon the exercise of options granted under the Plan.

                                                                       Maximum
                                                                      number of
                                                                      shares of       Shares and % of
                                 Positions and         Shares of     common stock      common stock
                                    material         common stock    which may be   beneficially owned
                               relationships with    beneficially    offered for    if all shares that
                               the Company during     owned as of   sale pursuant  may be sold pursuant
                                      last           September 30,     to this      to this Prospectus
    Name and Address              three years*           1996         Prospectus         are sold
----------------------------------------------------------------------------------------------------------
                                                                                       Shares    Percent
                                                                                       ------    -------
 Allied Employee Stock       Greater than 10% Holder
 Ownership Trust                                          1,481,265        46,364   1,481,265      16.5%

 Harry T.  Brill, Jr.        Former employee                247,604        36,364     247,604      2.75%

 Brooks H.  Browne           Director                        76,728        13,333      76,728      0.85%

 Jon A. DeLuca               Executive Vice                  20,941        55,000      61,941      0.68%
                             President, Chief
                             Financial Office and
                             Treasurer

 William F. Dunbar           Executive Vice                 243,682       146,030     243,682      2.67%
                             President

 David Gladstone             Chairman and Chief             924,995       774,943   1,273,993     13.05%
                             Executive Officer

 Robert E. Long              Director                        34,329        13,333      34,329      0.38%

 Katherine C. Marien         Executive Vice                  39,099        26,667      51,099      0.57%
                             President

 Kathleen T. Ryan            Former employee                 55,043        10,000      55,043      0.61%

 John M. Scheurer            Executive Vice                  93,428        56,364      99,428      1.10%
                             President

 Dianna L. Seaborn           Former employee                 23,677        10,000      23,677      0.26%

 George Stelljes II          Executive Vice                 103,683        43,364     103,683      1.15%
                             President

 Jack A. Sullivan **         Greater than 5% Holder         484,904        89,697     484,904      5.39%

 Joan M. Sweeney             President or                    93,098       210,000     221,618      2.41%
                             Executive Vice
                             President

 William L. Walton           Director                        21,145        13,333      21,145      0.23%

 G. Cabell Williams III      Executive Vice                 325,279       157,030     325,279      3.56%
                             President

 George C. Williams          Director or Vice               312,550       143,030     312,550      3.42%
                             Chairman


* Certain Selling Stockholders also serve as officers and/or directors of certain other companies advised by Advisers.
** An amendment to this registration statement may be filed at a later date to identify the successor individual, estate or trust to the shares herein registered in the name of Jack A. Sullivan

         The Plan was approved by the Company's shareholders on October 24, 1991 and adopted by its Board of Directors (the "Board") on October 30, 1991; it was subsequently amended by the Board on February 17, 1994, and such amendment was approved by the Company's shareholders on June 8, 1994. Another amendment to the Plan was approved by the Board on February 13, 1996 and by the Company's shareholders on May 23, 1996. The original effective date of the Plan was October 30, 1991.


                                USE OF PROCEEDS

         Although the Company has received or will receive proceeds from the exercise of options granted under the Plan, none of the proceeds from the sale by the Selling Stockholders of the Shares offered hereby will be received by the Company.

                              LEGAL PROCEEDINGS

         The Company is a party to litigation in the normal course of its business. At this time, management of the Company is unable to estimate any loss that may be associated with such litigation; however, management does not believe that the resolution of this litigation will materially affect the financial position or liquidity of the Company.

                        DETERMINATION OF OFFERING PRICE

         The Shares covered by this Prospectus may be sold from time to time by the Selling Stockholders on any securities exchange on which the Shares are listed, in the over-the-counter market or otherwise, at market prices and on terms then prevailing or in negotiated transactions at prices then obtainable, or otherwise. Currently, shares of the Company's common stock are quoted on the Nasdaq National Market.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are incorporated by reference herein:

         (a)  The Company's Annual Report on Form 10-K filed pursuant to
              Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") for the fiscal year ended December 31, 1995;

         (b) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 1995; and

         (c) The description of the Company's common stock contained in the registration statement on Form 10 filed by Advisers on September 20, 1990, including the amendments filed on November 13, 1990 and December 6, 1990 for the purpose of updating that description.

         All reports and documents subsequently filed with the Commission by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of those documents. The Company will deliver without charge, upon written or oral request, a copy of any and all information that is incorporated herein by reference. Such request should be made to Suzanne Sparrow, Vice President, Director of Investor Relations, at
(202) 331-1112.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The corporation law of the State of Maryland, under which Advisers is incorporated, permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The law does not, however, allow the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit from the transactions or matter at issue; (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Amended and Restated Articles of Incorporation of Advisers contain a provision limiting the liability of its directors and officers to Advisers and its shareholders to the fullest extent permitted from time to time by the laws of Maryland.

         The Maryland corporation law also permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they have been or may be made a party by reason of their service in those or other capacities unless it is established that the act or omissions of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit, or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Advisers' Amended and Restated Articles of Incorporation require Advisers to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland.

         Such indemnification may apply to claims arising under the 1933 Act. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or persons controlling Advisers pursuant to the foregoing provisions, Advisers has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and therefore unenforceable.


                                    PART II

Form S-8.

Item 3.  Incorporation of Documents by Reference

         The Registrant, Allied Capital Advisers, Inc. ("Advisers" or the "Company"), and the Allied Capital Advisers, Inc. Incentive Stock Option Plan (the "Plan") incorporate herein by reference the documents listed in (a) through (c) below:

         (a) Advisers' Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") for the fiscal year ended December 31, 1995;

         (b)  All other reports of Advisers and the Plan filed pursuant to
              Section 13(a) or 15(d) of the 1934 Act since December 31, 1995;
              and

         (c) The description of Advisers common stock contained in the registration statement on Form 10 filed by Advisers on September 20, 1990, as amended on November 13, 1990 and December 6, 1990.

         All reports and documents subsequently filed with the Securities and Exchange Commission (the "Commission") by Advisers and the Plan subsequent to the date of this registration statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of those documents. Advisers will deliver without charge, upon written or oral request, a copy of any and all information that is incorporated herein by reference. Such request should be made to Suzanne Sparrow.

Item 4.  Description of Securities

         The securities being registered are shares of the Company's common stock.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         The corporation law of the State of Maryland, under which Advisers is incorporated, permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to a corporation and its stockholders for money damages, subject to specified restrictions. The law does not, however, allow the liability of directors and officers to a corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit from the transactions or matter at issue; (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Amended and Restated Articles of Incorporation of Advisers contain a provision limiting the liability of its directors and officers to Advisers and its shareholders to the fullest extent permitted from time to time by the laws of Maryland.

         The Maryland corporation law also permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they have been or may be made a party by reason of their service in those or other capacities unless it is established that the act or omissions of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit, or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Advisers' Amended and Restated Articles of Incorporation require Advisers to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland.

Item 7.  Exemption from Registration Claimed

         Sales of Company Common Stock under the Plan prior to the date hereof were made to officers and directors of the Company in reliance on the exemption from registration under Section 4(2) of the 1933 Act for transactions not involving a public offering.

Item 8.  Exhibits

         See Exhibit Index.

Item 9. Undertakings

         (a)  Rule 415 Offering.  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWERS OF ATTORNEY

         LET IT BE KNOWN that each officer or director whose signature appears in paragraph (b) under "SIGNATURES" below appoints Joan M. Sweeney and Jon A. DeLuca, jointly and severally, his/her attorneys-in-fact, with power of substitution, for him/her in all capacities, to sign amendments and post-effective amendments to the Registration Statement of the Allied Capital Advisers, Inc. Incentive Stock Option Plan and to file such amendments with exhibits with the Securities and Exchange Commission, hereby ratifying all that each attorney-in-fact may do or cause to be done by virtue of this power.

                                   SIGNATURES

         (a) THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on the 11th day of December, 1996.

                                ALLIED CAPITAL ADVISERS, INC.

                                By: /s/ Joan M. Sweeney
                                    --------------------------
                                    Name: Joan M. Sweeney
                                    Title: President

         (b) Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

 /s/ David Gladstone                       Chairman and                      December 11, 1996
--------------------------------------     Chief Executive Officer
David Gladstone                            (Principal Executive Officer)


 /s/ George C. Williams                    Vice Chairman of the Board        December 11, 1996
--------------------------------------
George C. Williams


 /s/ Brooks H. Browne                      Director                          December 11, 1996
--------------------------------------
Brooks H. Browne


 /s/ Robert E. Long                        Director                          December 11, 1996
--------------------------------------
Robert E. Long


 /s/ William L. Walton                     Director                          December 11, 1996
--------------------------------------
William L. Walton


 /s/ Joan M. Sweeney                       Director, President,              December 11, 1996
--------------------------------------     and Chief Operating
Joan M. Sweeney                            Officer



 /s/ Jon A. DeLuca                         Executive Vice President          December 11, 1996
--------------------------------------     and Chief Financial
Jon A. DeLuca                              Officer (Principal
                                           Financial and Accounting Officer)


                                   SIGNATURES

         THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the Compensation Committee of the Company's Board of Directors has duly caused this Registration Statement to be signed by the undersigned on behalf of the Allied Capital Advisers, Inc. Incentive Stock Option Plan, thereunto duly authorized in the City of Washington, District of Columbia, on the 11th day of December, 1996.

                          Allied Capital Advisers, Inc. Incentive
                          Stock Option Plan


                          By: /s/ Robert E. Long
                             -------------------------
                          Robert E. Long, Chairman of Allied Capital Advisers Compensation Committee

                                 EXHIBIT INDEX

Exhibit Number                                     Exhibit Name
         4                                 Allied Capital Advisers, Inc. Incentive Stock Option Plan

         5                                 Opinion of Sutherland Asbill & Brennan, L.L.P.

         15                                Omitted -- Not applicable

         23                                (a)  Consent of Arthur Andersen LLP
                                           (b)  Consent of Counsel -- See Exhibit 5.

         24                                Powers of Attorney
                                           These documents form part of the
                                           Signature Pages.